Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INHIBITEX, INC.

ARTICLE ONE

The name of the corporation is Inhibitex, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.001 (One Tenth of a Cent) per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

Section 1. Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, excise tax or penalties pursuant to the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him or her only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that if the General Corporation Law of the State of Delaware so requires, the director, officer or employee shall deliver an undertaking to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified under this Article Seven or otherwise.

Section 2. Nonexclusivity. The rights of indemnification provided in this Article Seven shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

Section 3. Insurance. The Corporation may purchase and maintain insurance to protect any persons against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article Seven or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

Section 4 Amendment. No amendment to or repeal of this Article Seven shall diminish or have any adverse effect on the rights of any individual referred to in this Article Seven for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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